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                                                                     EXHIBIT 3.3




            CERTIFICATE OF DESIGNATIONS OF SERIES CC PREFERRED STOCK


                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.

         In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the "Code"), Malibu Entertainment Worldwide, Inc., a Georgia corporation (the "Corporation"), hereby certifies as follows:

                                       I.

         The name of the corporation is Malibu Entertainment Worldwide, Inc.

                                       II.

         Section 2 of Article III of the Articles of Incorporation is hereby amended to add the following Subsection 2.10:

                   "2.10 Series CC Preferred Stock. Five thousand shares of Preferred Stock, no par value, of the Corporation are designated as "Series CC Preferred Stock" having the voting powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, as are set forth below (the "Series CC Preferred"). Shares of Series CC Preferred shall not be sold for consideration that is less than the liquidation preference of such shares.

                   2.10.1. Dividends and Distributions.

                   (a) The holders of shares of Series CC Preferred, in preference to the holders of the Common Stock, no par value per share (the "Common Stock"), and of any and all other classes or series of preferred or other capital stock of the Corporation other than the Series AA Preferred (hereinafter defined) and the Series BB Preferred (hereinafter defined) of the Corporation (collectively, the "Series CC Junior Stock"), will be entitled to receive dividends, when and as declared by the Board out of funds legally available therefor, at an annual rate of $7,000 per share, payable quarterly in arrears on the 1st day of each of January, April, July and October of each year (except that if any such date is not a Business Day (as defined below), then such dividend will be payable on the next day that is a Business
         Day) (the "Dividend Payment Date"), commencing with the date of the first issuance of any shares of the Series CC Preferred (the "Initial Issuance Date"), prior and in preference to any declaration or payment of any dividend on Series CC Junior Stock (other than (i) a dividend or distribution on Series CC Junior Stock solely in shares of Series CC Junior Stock and then only if all accrued but unpaid dividends on the Series CC Preferred have been or are concurrently being paid as provided herein and (ii) a dividend or distribution on Series CC Junior Stock in cash


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         with Series CC Approval (as defined below) prior thereto as provided in Section 2.10.2(b)). Such dividends will be cumulative and accrue with respect to each share of Series CC Preferred from the date of issuance of such share of Series CC Preferred (the "Dividend Commencement Date"), whether or not declared by the Board and whether or not there are funds of the Corporation legally available for payment of such dividends. No accrued or accumulated dividends on the Series CC Preferred will bear interest. As used herein, the term "Series AA Preferred" means all shares of Preferred Stock, no par value, of the Corporation that are designated as "Series AA Preferred Stock" as set forth in the Charter. As used herein, the term "Series BB Preferred" means all shares of Preferred Stock, no par value, of the Corporation that are designated as "Series BB Preferred Stock" as set forth in the Charter. For purposes hereof, "Business Day" means any day other than a Saturday, Sunday or any other day on which national banks in Dallas, Texas are not open for business.

                   (b) Any dividends that accrue and are payable shall be paid
         (i) by the issuance as of the Dividend Payment Date of additional shares of fully paid, nonassessable Series CC Preferred having an aggregate liquidation preference equal to the amount of such accrued dividends or (ii) in cash, with the determination of whether dividends are to be paid in cash or by issuance of additional shares to be made by the Board, in its sole discretion; provided, however, that any dividends that first accrue on or after January 1, 2002 may not be paid by the issuance of additional shares of Series CC Preferred unless the Corporation has first obtained Series CC Approval in writing prior to the applicable Dividend Payment Date. In the event that dividends are declared and paid by the issuance of additional shares of Series CC Preferred as provided in the previous sentence, such dividends will be deemed paid in full and will not accumulate. The Corporation will deliver certificates representing shares of Series CC Preferred issued pursuant to this Section 2.10.1(b) promptly after the Dividend Payment Date.

                   (c) Each dividend will be payable to holders of record as they appear on the stock books of the Corporation on the record date which shall be the last day of a fiscal quarter of the Corporation.

                   (d) Notwithstanding anything to the contrary contained herein, without a Series AA Approval (as such term is defined in the Certificate of Designations for the Series AA Preferred), (i) no dividends, whether in cash or in additional shares of Series CC Preferred, shall be paid on the Series CC Preferred with respect to any quarter unless all accrued but unpaid dividends on the Series AA Preferred together with dividends on the Series AA Preferred for the current quarterly period shall have been paid by the Corporation and
         (ii) no cash dividends on the Series CC Preferred shall be paid for any quarterly periods ending after January 1, 2004 unless cash dividends for such quarterly period are paid to the holders of Series AA Preferred contemporaneously therewith or prior thereto.

                   (e) Notwithstanding anything to the contrary contained herein, without a Series BB Approval (as such term is defined in the Certificate of Designations for the Series BB Preferred), (i) no dividends, whether in cash or in additional shares of Series CC Preferred, shall be paid on the Series CC Preferred with respect to any quarter unless all accrued but unpaid dividends on the Series BB Preferred together with dividends on the Series BB Preferred for the current quarterly period shall have been


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         paid by the Corporation and (ii) no cash dividends on the Series CC
         Preferred shall be paid for any quarterly periods ending after January 1, 2002 unless cash dividends for such quarterly period are paid to the holders of Series BB Preferred contemporaneously therewith or prior thereto.

                   2.10.2. Voting Rights.

                   (a) Except as otherwise required by law, and in addition to the rights provided in Section 2.10.2(b), each share of Series CC Preferred shall entitle the holder thereof to vote on each matter submitted to a vote of the shareholders of the Corporation (including with respect to the election of "Outside Directors" of the Corporation pursuant to Section 2.9.3 of the Certificate of Designations of the Series BB Preferred at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders becomes effective. Each holder of Series CC Preferred shall be entitled to cast the number of votes per share thereof as equals the number of votes which could be cast by the holders of the number of shares of Common Stock into which such share of Series CC Preferred could then be converted pursuant to Section 2.10.7 (regardless of whether the Series CC Preferred is then convertible) immediately prior to the taking of such vote. Except as otherwise required by law or expressly provided in the Charter, the holders of shares of Common Stock, Series AA Preferred and Series CC Preferred (and of any other class or series of Series CC Junior Stock that is entitled to vote on a matter) shall vote together and not as separate classes or series.

                   (b) In addition to the voting rights provided in Section 2.10.2(a), the affirmative vote or consent of holders of a majority of the then-outstanding shares of Series CC Preferred, voting together as a single voting group (a "Series CC Approval"), will be required in order for the Corporation to:

                   (i) Amend the Charter in any way, whether by amending the
               terms of this Section 2.10 or any other provision of the Charter, that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series CC Preferred (provided that any such amendment that adversely changes the dividend payable on or liquidation preference of the Series CC Preferred shall require the affirmative vote or consent of all holders of Series CC Preferred);

                   (ii) Subject to Section 2.10.1(a), declare or pay any cash or other dividends on, or make any other distributions in respect of any other shares of Series CC Junior Stock;

                   (iii) Redeem or purchase or otherwise acquire for
               consideration any shares of any Series CC Junior Stock (except in connection with the exercise of employee stock options);

                   (iv) Authorize or issue any shares of capital stock or
               increase the authorized number of shares of any class or series of capital stock ranking prior or superior to, or on parity with, the Series CC Preferred with respect to


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               dividends or other distributions or upon liquidation, dissolution or winding up of the Corporation (except to SZ Capital, L.P. or Nomura Asset Capital Corporation ("Nomura") or their successors or assigns in accordance with the terms of the Second Amended and Restated Recapitalization Agreement, dated July 1999, among the Corporation, Malibu Centers, Inc., Nomura, Partnership
               Acquisition Trust V, MEI Holdings, L.P. and SZ Capital, L.P. (the "Recapitalization Agreement"));

                    (v) Pay any dividends on the Series CC Preferred that first accrue on or after January 1, 2002 by the issuance of additional shares of Series CC Preferred;

                    (vi) Issue any shares of Series BB Preferred other than the shares issued to Partnership Acquisition Trust V on the date of the Recapitalization Agreement or issued as payments of dividends thereon as provided in the Certificate of Designations of Series BB Preferred Stock;

                    (vii) Issue any shares of Series CC Preferred other than
               pursuant to the Recapitalization Agreement, including issuances of Working Capital Series CC Preferred pursuant to Section 2.10.9 of this Certificate of Designations;

                    (viii) [Intentionally Omitted]; or

                    (ix) In one or a series of related transactions, consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another person or entity or adopt a plan relating to the liquidation or dissolution of the Corporation unless (1) either (I) the Corporation shall be the surviving or continuing entity or (II) the entity (if other than the Corporation) formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (2) the Series CC Preferred shall be converted into or exchanged for and shall become shares of the successor, transferee or resulting entity, having in respect of such successor, transferee or resulting entity substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series CC Preferred had immediately prior to such transaction;
               (3) the Corporation or such successor, transferee or resulting entity as applicable, shall have a Consolidated Net Worth (immediately after such transaction but prior to any purchase accounting adjustments for such transaction) equal to or greater than the Consolidated Net Worth of the Corporation immediately prior to such transaction; and (4) the Corporation delivers to the holders of the Series CC Preferred prior to the consummation of the proposed transaction an officer's certificate or an opinion of counsel reasonably satisfactory to the holders of the Series CC Preferred to the combined effect that such sale, assignment, transfer, lease, conveyance or other disposition complies with the terms of the Articles of Incorporation of the Corporation,


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               including without limitation, the Articles of Amendment thereto that include this Certificate of Designations, and that all conditions precedent to such sale, assignment, transfer, lease, conveyance or other disposition have been satisfied. Notwithstanding the foregoing, the consent of the holders of the Series CC Preferred shall not be required to authorize or approve the merger of any wholly-owned subsidiary of the Corporation with and into the Corporation.

               For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of properties or assets of one or more subsidiaries of the Corporation which, if all properties and assets of such subsidiaries were held directly by the Corporation, would constitute a transfer of all or substantially all of the properties and assets of the Corporation shall be deemed to be a transfer of all or substantially all of the properties and assets of the Corporation.

               "Consolidated Net Worth" means the net worth of the Corporation and its subsidiaries determined by the Corporation's auditors based on the consolidated balance sheet of the Corporation prepared in accordance with GAAP. As used herein, "GAAP" means the generally accepted accounting principles in the United States.

         The Corporation will not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could purchase or otherwise acquire such shares at such time and in such manner in accordance with the foregoing restrictions.

                   2.10.3. Outstanding Shares. Shares of Series CC Preferred owned by the Corporation or any subsidiary of the Corporation will not be counted as outstanding for any purpose of these Articles of Amendment to Articles of Incorporation of the Corporation.

                   2.10.4. Reacquired Shares. If permitted by law, any shares of Series CC Preferred that are issued and thereafter cease to be issued and outstanding for any reason will be restored to the status of authorized but unissued shares of preferred stock of the Corporation, including shares of Series CC Preferred, and may be reissued as part of a new series of preferred stock of the Corporation subject to the conditions and restrictions on issuance set forth herein (including without limitation Section 2.10.2 hereof) or in any other certificate of designations creating a series of preferred or any similar stock of the Corporation.

                   2.10.5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution will be made to the holders of shares of Series CC Junior Stock unless, prior thereto, the holders of shares of Series CC Preferred shall have received $100,000 per share plus accrued and unpaid dividends. Neither a consolidation or merger of the Corporation with another corporation or other legal entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.


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                   2.10.6. Redemption.

                   (a) Redemption Price. Shares of Series CC Preferred may be redeemed (to the extent not previously redeemed or converted and as to which no Conversion Notice has been delivered to the Corporation on or before the date fixed for redemption) by the Corporation, at its sole option, at any time after issuance and:

                   (i) prior to or on January 1, 2001, at a price per share of
               $100,000 plus accrued and unpaid dividends through the date such redemption price is paid ("Accrued Dividends");

                   (ii) after January 1, 2001 and prior to or on January 1,
               2002, at a price per share of $105,000 plus Accrued Dividends;

                   (iii) after January 1, 2002 and prior to or on January 1,
               2003, at a price per share of $104,000 plus Accrued Dividends;

                   (iv) after January 1, 2003 and prior to or on January 1,
               2004, at a price per share of $103,000 plus Accrued Dividends;

                   (v) after January 1, 2004 and prior to or on January 1,
               2005, at a price per share of $102,000 plus Accrued Dividends;

                   (vi) after January 1, 2005 and prior to or on January 1,
               2006, at a price per share of $101,000 plus Accrued Dividends;
               and

                   (vii) after January 1, 2006, at a price per share of
               $100,000 plus Accrued Dividends;

               provided, however, that no shares of Series CC Preferred may be redeemed by the Corporation under this Section 2.10.6 (A) unless no shares of Series AA Preferred are outstanding on the date the Redemption Notice is given or will be outstanding as of the date fixed for redemption or the Corporation has obtained a Series AA Approval to such redemption and (B) unless no shares of Series BB Preferred are outstanding on the date the Redemption Notice is given or will be outstanding as of the date fixed for redemption or the Corporation has obtained a Series BB Approval to such redemption.

                   (b) Redemption Procedures. At least 30 calendar days and not more than 60 calendar days prior to the date fixed for any redemption of Series CC Preferred, written notice ("Redemption Notice") will be given by the Corporation by first class mail, postage prepaid, to each holder of record of Series CC Preferred on the record date fixed for such redemption by the Board at such holder's address as it appears on the stock books of the Corporation, provided that no failure to give such notice nor any deficiency therein will affect the validity of the procedure for redemption of any shares of Series CC Preferred except as to the holder or holders to whom the Corporation has failed to give such notice or whose notice was defective. The Redemption Notice will state:


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                   (i) the redemption price;

                   (ii) whether all or fewer than all of the outstanding shares of Series CC Preferred are to be redeemed and the total number of shares of Series CC Preferred being redeemed;

                   (iii) the date fixed for redemption by the Board, which date will occur within the applicable redemption period specified in clause (a) above (the "Redemption Date");

                   (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Corporation; and

                   (v) that dividends on the shares of Series CC Preferred to be redeemed will cease to accumulate on the Redemption Date unless the Corporation defaults in payment in full of the applicable redemption price.

                   (c) Upon surrender of the certificate(s) representing shares of Series CC Preferred that are the subject of redemption pursuant to
         Section 2.10.6(a), duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice and on the Redemption Date, the full redemption price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are redeemed, a new certificate will be issued representing the unredeemed shares.

                   (d) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Series CC Preferred to be redeemed will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price, provided, however, that if a Redemption Notice has been given as provided in Section 2.10.6(b) and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series CC Preferred that are to be redeemed, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series CC Preferred to be redeemed will cease to accumulate and the holders thereof will cease to be shareholders of the Corporation and be entitled only to receive the redemption price.

                   (e) If (i) the funds of the Corporation legally available for redemption of shares of Series CC Preferred on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series CC Preferred to be redeemed on such date or (ii) the Corporation elects to redeem fewer than all of the then-outstanding shares of Series CC Preferred, then the Corporation shall redeem outstanding shares of Series CC Preferred ratably among the holders of such shares to be redeemed based on their holdings of Series CC Preferred. The shares of Series CC Preferred not redeemed will remain outstanding and entitled to all the rights and


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         preferences provided herein. If the funds of the Corporation legally available for redemption of shares of Series CC Preferred on the date scheduled for a redemption are insufficient to redeem the total number of shares of Series CC Preferred to be redeemed on such date, then at any time thereafter when additional funds of the Corporation become legally available, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any scheduled redemption date that it has not redeemed.

                   2.10.7. Conversion.

                   (a) Conversion Rate. From and after the date of its issuance, but subject to Section 2.10.7(k) below, each share of the Series CC Preferred shall be convertible, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock determined, subject to adjustment as described below, by dividing $100,000 plus the total accrued and unpaid dividends thereon through the date of conversion by the Conversion Price. As used herein, "Conversion Price" means $2.50 and "Conversion Rate" means the number of shares of Common Stock into which each share of Series CC Preferred may be converted.

                   (b) No Fractional Shares. No fractional shares of Common Stock will be issued upon conversion of Series CC Preferred and, if any shares of Series CC Preferred surrendered by a holder, in the aggregate, for conversion would otherwise result in a fractional share of Common Stock, then such fractional share will be redeemed at the then-effective Conversion Price per share, payable as promptly as possible when funds are legally available therefor.

                   (c) Mechanics of Conversion. Before any holder of shares of Series CC Preferred will be entitled to convert the same into shares of Common Stock, such holder must deliver a written notice (a "Conversion Notice") to the attention of the Secretary or Treasurer of the Corporation at the Corporation's principal place of business of its desire to exercise its rights to convert, specifying the number of shares of Series CC Preferred to be converted and the holder's calculation of the Conversion Rate. Such computation will be deemed correct for all purposes hereof absent manifest error. In the event of any disagreement between the Corporation and the holder as to the correct Conversion Price, the Conversion Price will be finally determined by an investment banking or brokerage firm selected by the Corporation, the fees and expenses of which will be borne equally by the Corporation and such holder. Such conversion will be deemed to have been made as of the close of business on the fifth Business Day after such notice has been so delivered or such other date as the holder exercising such conversion right and the Corporation agree (the "Conversion Date"). The Corporation will, promptly upon receipt of all certificates representing Series CC Preferred as have been issued to such holder that are to be converted, issue the appropriate number of shares of Common Stock to such holder. All certificates issued upon the exercise of the conversion will contain a legend governing restrictions upon the disposition of such shares imposed by applicable securities laws. Such legend will be removed by the Corporation by delivery of substitute certificates without such legend in the event that such legend is no longer required for purposes of applicable securities laws upon receipt by the Corporation of an opinion of holder's counsel to the effect that such legend is no longer so required.


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                   (d) Adjustment for Subdivisions or Combinations of Common
         Stock. In the event that the Corporation at any time or from time to time after the Initial Issuance Date effects a subdivision or combination of its outstanding Common Stock into a greater or lesser number of shares, then and in each such event the Conversion Price will be increased or decreased proportionately.

                   (e) Adjustments for Dividends, Distributions on Common Stock. In the event the Corporation at any time or from time to time after the Initial Issuance Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (a "Common Stock Distribution") payable in additional shares of Common Stock or other securities or rights (other than the rights, options or warrants offered to Series CC Preferred pursuant to Section 2.10.7(g)) that are convertible into or entitling the holder thereof to receive additional shares of Common Stock (such other securities or rights, "Common Stock Equivalents") without payment of any consideration by such holder of such Common Stock Equivalents for the additional shares of Common Stock, without a proportionate and corresponding dividend or other distribution to holders of Series CC Preferred calculated as if all of the Series CC Preferred had been converted in accordance with the terms hereof as of the record date for such dividend or other distribution, then and in each such event, the Conversion Price will be decreased as of the time of such issuance or, in the event such a record date will have been fixed, as of the close of business on such record date, by multiplying the Conversion Price by a fraction,

                   (i) the numerator of which will be the total number of (A)
               shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus (B) the maximum number of shares of Common Stock (not including any shares described in clause (ii)(B) immediately below) issuable upon conversion or exercise of all outstanding Common Stock Equivalents as of immediately prior to the time of such issuance or the close of business on such record date (the sum of the shares described in clauses (A) and (B) immediately above, the "Outstanding Shares"); and

                   (ii) the denominator of which will be the total number of
               (A) Outstanding Shares, plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution or upon conversion or exercise of such Common Stock Equivalents;


         provided, however, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price will be adjusted pursuant to this
         Section 2.10.7(e) as of the time of actual payment of such dividends or distributions; (ii) if such Common Stock Equivalents provide, with the passage of time or otherwise, for any decrease or increase in the number of shares of Common Stock issuable upon conversion or exercise thereof, the Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, will, upon any such decrease or increase becoming effective, be recomputed to reflect such decrease or increase insofar as it affects the rights of conversion or exercise of the Common Stock


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         Equivalents then outstanding; (iii) upon the expiration of any rights of conversion or exercise under any unexercised Common Stock Equivalents, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, will, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of such stock, if any, actually issued upon the conversion or exercise of such Common Stock Equivalents; or (iv) in the event of issuance of Common Stock Equivalents which expire by their terms not more than 60 calendar days after the date of issuance thereof, no adjustments of the Conversion Price will be made until the expiration or exercise of all such Common Stock Equivalents, whereupon such adjustment will be made in the manner provided in this Section 2.10.7(e). The adjustments provided for in this Section 2.10.7(e) will be made successively whenever any such dividend or distribution is made. Notwithstanding anything contained in the foregoing to the contrary, no adjustment to the Conversion Rate Cap will be made in connection with the issuance of Common Stock to Nomura or its affiliates pursuant to Section 3.4 the Recapitalization Agreement.

                   (f) Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 2.10.7) or a merger or consolidation of the Corporation with or into another corporation or other legal entity, or the sale of all or substantially all of the Corporation's properties and assets to any other person which is effected so that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a part of such capital reorganization, merger, consolidation or sale, proper provision will be made so that the holders of the Series CC Preferred will thereafter be entitled to receive upon conversion of the Series CC Preferred the number of shares of stock, securities or assets of the Corporation, or of the successor corporation or other legal entity resulting from such merger or consolidation or sale, to which a holder of the Common Stock deliverable upon conversion of Series CC Preferred would have been entitled on such capital reorganization, merger, consolidation or sale at the Conversion Rate then in effect (regardless of whether the Series CC Preferred is then convertible). In any such case, appropriate adjustment will be made in the application of the provisions of this
         Section 2.10.7 with respect to the rights of the holders of the Series CC Preferred after the reorganization, merger, consolidation or sale such that the provisions of this Section 2.10.7 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series CC Preferred) will be applicable after that event as nearly equivalent as may be practicable. This provision will apply to successive capital reorganizations, mergers, consolidations or sales.

                   (g) Rights Offering. If at any time or from time to time the Corporation shall offer to all of the holders of Common Stock any right, option or warrant to acquire additional shares of capital stock of the Corporation, then each holder of a share of then-outstanding Series CC Preferred will be entitled to receive rights, options or warrants to acquire such number of additional shares of capital stock of the Corporation as such holder would have been entitled to receive had such holders of Series CC Preferred been converted immediately prior to the record date for the offering of such rights, options or warrants, at the Conversion Rate then in effect (regardless of whether the Series CC Preferred is then convertible).

                   (h) No Adjustment. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price in case of the issuance of any securities or shares of Common Stock or other securities pursuant to the Recapitalization Agreement, including, without limitation, the issuance of Common Stock to Nomura or its affiliates pursuant to
         Section 3.4 of the Recapitalization Agreement, or in the event that the Corporation shall grant options or other equity incentive awards to purchase the Corporation's Common Stock or other securities pursuant to a bona fide employee stock option, equity incentive, stock purchase or non-employee director plan duly adopted by its shareholders. In addition, no adjustment to the Conversion Price will be made if such adjustment would result in a change in the Conversion Price of less than one cent ($0.01). Any adjustment of less than one cent ($0.01) which is not made will be carried forward and will be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of one cent ($0.01) or more in the Conversion Price.

                   (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 2.10.7, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of Series CC Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series CC Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at that time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at that time would be received upon the conversion of Series CC Preferred.

                   (j) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series CC Preferred such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all then-outstanding shares of the Series CC Preferred; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series CC Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

                   (k) American Stock Exchange Limitations. If on the Conversion Date applicable to any conversion of any shares of Series CC Preferred,
         (i) the Common Stock is then listed for trading on the American Stock Exchange, (ii) the Conversion Price then in effect is such that the aggregate number of (A) shares of Common Stock that would then be issuable upon conversion of all shares of Series AA Preferred and shares of the Series CC Preferred issued pursuant to the Recapitalization

         Agreement that are currently subject to a Conversion Notice, (B) any shares of Common Stock previously issued upon conversion of shares of Series AA Preferred and Series CC Preferred issued pursuant to the Recapitalization Agreement, (C) any shares of Common Stock previously issued pursuant to the Recapitalization Agreement and any shares of Common Stock which are or may become issuable pursuant to Section 3.4 of the Recapitalization Agreement, and (D) any shares of Common Stock issued upon conversion of shares of Series AA Preferred and Series CC Preferred issued in payment of dividends hereunder or in payment of dividends under the Certificate of Designations for the Series AA Preferred, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Initial Issuance Date (the "Issuable Maximum"), and (iii) the Corporation has not previously obtained Shareholder Approval (as defined below), then, in the event that the American Stock Exchange has requested that the Corporation obtain Shareholder Approval prior to the issuance of such shares of Common Stock, the Corporation shall issue to the converting holder of Series CC Preferred a number of shares of Common Stock equal to the Issuable Maximum less the number of shares of Common Stock issued pursuant to clauses (ii)(B), (C) and (D) above and, with respect to any shares of Common Stock that would be issuable to such holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the converting holder shall have the option to require the Corporation, as promptly as possible, but in no event later than 60 days after such Conversion Date, to convene a meeting of the holders of the Common Stock and obtain the Shareholder Approval. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Corporation or such other procedure as shall be permissible under the Code, all held in accordance with the Corporation's Charter and by-laws, of the issuance by the Corporation of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of shares of Series CC Preferred into Common Stock as and to the extent required pursuant to Section 713 of the American Stock Exchange Guide (or any successor or replacement provision thereof). Any shares referenced in clauses (ii)(A), (B), (C) or (D) above that are issued at a price less than the greater of the book or market value of the Common Stock on the Initial Issuance Date reduce the number of shares constituting the Issuable Maximum.

                   2.10.8. Repurchase Upon Change in Control.

                   (a) In the event of the occurrence of a Change in Control, or if the Corporation enters into a definitive agreement providing for a transaction that, upon consummation, would result in a Change in Control, the Corporation will, within 30 calendar days after such Change in Control or the execution of such an agreement, offer to purchase each then-outstanding share of Series CC Preferred for an amount per share equal to $100,000 plus accrued and unpaid dividends through the date of purchase. Within 10 calendar days after such Change in Control or the execution of such an agreement, the Corporation will provide written notice (a "Repurchase Notice") to each holder of Series CC Preferred at such holder's address as it appears on the stock books of the Corporation. The Repurchase Notice will state (i) the repurchase price, (ii) the commencement date of such offer and the expiration date of such offer (which shall be no less than 20 Business Days after the commencement date), (iii) the Repurchase Date (as defined below) on which shares tendered during the offer period will be repurchased by the Corporation, (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Corporation, and (v) that dividends on the shares of Series CC Preferred that are tendered for repurchase will cease to accumulate on the Repurchase Date unless the Corporation defaults in payment in full of the applicable repurchase price. The Corporation will comply with the requirements of all applicable securities laws and regulations in connection with such a transfer. The Corporation will purchase any shares tendered to the Corporation during such offer period on the applicable Repurchase Date. The term "Repurchase Date" shall mean (i) with respect to a Change in Control that has already occurred, the expiration date of the offer period, as set forth in the Repurchase Notice, and (ii) with respect to a Change in Control that will result upon consummation of an agreement executed by the Corporation, the date on which the transactions contemplated by such agreement are consummated; provided, that, if the agreement referenced in the preceding clause (ii) is terminated prior to closing or the transactions contemplated thereby are not otherwise consummated, then the Repurchase Date shall not be deemed to have occurred and the Corporation shall not have any obligation to consummate the repurchase of shares pursuant to this Section 2.10.8 and the Corporation, by subsequent written notice to the holders of Series CC Preferred, shall rescind such offer to repurchase and shall return any certificates previously tendered to the Corporation. Notwithstanding the foregoing, the Corporation shall not repurchase any shares of Series CC Preferred on the Repurchase Date unless the Corporation has also repurchased all outstanding shares of Series AA Preferred and Series BB Preferred.

         Upon surrender of the certificate(s) representing shares of Series CC Preferred that are the subject of repurchase, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Repurchase Notice and on the Repurchase Date, the full repurchase price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are repurchased, a new certificate will be issued representing the unrepurchased shares. On and after the Repurchase Date, unless the Corporation defaults in the payment in full of the applicable repurchase price, dividends on the Series CC Preferred to be repurchased will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Repurchase Date, other than the right to receive the repurchase price, provided, however, that if a Repurchase Notice has been given as provided in
         Section 2.10.8(a) and the funds necessary for repurchase (including an amount in cash in respect of all dividends that will accumulate to the Repurchase Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Series CC Preferred that are to be repurchased, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Series CC Preferred to be repurchased will cease to accumulate and the holders thereof will cease to be shareholders of the Corporation and be entitled only to receive the repurchase price.

                   (b) A "Change in Control" will be deemed to occur upon the occurrence of (1) the MEI Affiliates ceasing to be the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 50% or more of the combined voting power of the Corporation's then-outstanding voting securities entitled to vote generally in the election of directors ("Voting Stock"), whether directly by a stock sale or indirectly through a merger, consolidation, recapitalization or similar transaction; (2) the adoption of a plan of liquidation or distribution by the Corporation; (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
         Act); or (4) the first day after the Initial Issuance on which a majority of the members of the Board are not Continuing Directors; provided, however, that no event described above will constitute a "Change in Control" if the transaction that would otherwise constitute a "Change in Control" has received Series CC Approval prior to the consummation of such transaction. As used herein, "MEI Affiliate" means, collectively, MEI Holdings, L.P., SZ Capital, L.P., each a Delaware limited partnership, and any person that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such entities, and "Continuing Directors" means, as of any date of determination, any member of the Board who (i) was a member of such Board on the Initial Issuance Date, (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election or
         (iii) is an MEI Affiliate or was nominated for election or elected to the Board by an MEI Affiliate.

                   2.10.9. Optional Repurchases of Series CC Preferred. In the event that the Corporation issues shares of Series CC Preferred pursuant to Section 4.2 of the Recapitalization Agreement (the "Working Capital Series CC Preferred"), the Corporation may (but shall not be required to), at any point in time, redeem each then-outstanding share of Working Capital Series CC Preferred for an amount per share equal to $100,000 (the "Liquidation Preference") plus accrued and unpaid dividends through the date of purchase. The aggregate Liquidation Preference (exclusive of the amount of any accrued and unpaid dividends) of shares of Working Capital Series CC Preferred issued and outstanding at any point in time shall not exceed $2,500,000. In the event the Corporation elects to exercise this option, the Corporation will provide written notice (an "Optional Repurchase Notice") to (i) each holder of shares of Working Capital Series CC Preferred at such holder's address as it appears on the stock books of the Corporation and (ii) Nomura. The Optional Repurchase Notice will state (i) the repurchase price, (ii) the commencement date of such offer and the expiration date of such offer (which shall be no less than 20 Business Days after the commencement date), (iii) the Optional Repurchase Date (as defined below) on which shares tendered during the offer period will be repurchased by the Corporation, (iv) the place or places and manner in which the holder is to surrender his or her certificate(s) to the Corporation and (v) that dividends on the shares of Working Capital Series CC Preferred that are tendered for repurchase will cease to accumulate on the Optional Repurchase Date unless the Corporation defaults in payment in full of the applicable repurchase price. The Corporation will comply with the requirements of all applicable securities laws and regulations in connection with such a transfer. The Corporation will purchase any shares of Working Capital Series CC Preferred tendered to the Corporation during such offer period on the applicable Repurchase Date. The term "Optional Repurchase Date" shall mean the expiration date of the offer period, as set forth in the Optional Repurchase Notice, such date being no less than 20 Business Days nor more than 30 Business Days after the commencement date. Notwithstanding the fact that there are shares of Series AA Preferred and shares of Series BB Preferred outstanding, the Corporation may consummate the repurchase of shares of Working Capital Series CC Preferred pursuant to this Section 2.10.9.

         Upon surrender of the certificate(s) representing shares of Working Capital Series CC Preferred that are the subject of repurchase, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Optional Repurchase Notice and on the Optional Repurchase Date, the full repurchase price for such shares will be paid in cash to the person or entity whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate will be canceled and retired. In the event that fewer than all of the shares represented by any one certificate are repurchased, a new certificate will be issued representing the unrepurchased shares. On and after the Optional Repurchase Date, unless the Corporation defaults in the payment in full of the applicable repurchase price, dividends on the Working Capital Series CC Preferred to be repurchased will cease to accumulate, and all rights of the holders thereof will terminate with respect thereto on the Optional Repurchase Date, other than the right to receive the repurchase price, provided, however, that if an Optional Repurchase Notice has been given as provided in Section 2.10.9 and the funds necessary for repurchase (including an amount in cash in respect of all dividends that will accumulate to the Optional Repurchase Date) have been irrevocably deposited in trust with a bank having an aggregate shareholders' equity of at least $5.0 billion for the equal and ratable benefit of all holders of shares of Working Capital Series CC Preferred that are to be repurchased, then, at the close of business on the day on which such funds are deposited in trust, dividends on the Working Capital Series CC Preferred to be repurchased will cease to accumulate and the holders thereof will cease to be shareholders of the Corporation and be entitled only to receive the repurchase price.

                   2.10.10. Fractional Shares. Series CC Preferred may be issued in fractions of a share which will entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions, vote and to have the benefit of all other rights of holders of Series CC Preferred.

                   2.10.11. Rank. The Series CC Preferred will rank senior as to all capital stock of the Corporation other than the Series AA Preferred and the Series BB Preferred, including all Series CC Junior Stock, in each case as to (i) the payment of dividends or other distributions,
         (ii) the redemption of any shares of the Corporation's capital stock or
         (iii) distributions upon liquidation, dissolution or winding up of the Corporation.

                   2.10.12. Notice to Holders. Any notice given by the Corporation to holders of record of Series CC Preferred will be effective if addressed to such holders at their last addresses as shown on the stock books of the Corporation and deposited in the U.S. mail, sent first-class, and will be conclusively presumed to have been duly given, whether or not the holder of the Series CC Preferred receives such notice.

                   2.10.13. Certain Limitations. Notwithstanding any other provision in the Charter or applicable law to the contrary, (a) the vote of any holder of Series CC Preferred will not be affected by any direct or indirect interest of the holder or any affiliate or associate or other person or entity in the matter under consideration or any other matter, (b) holders of Series CC Preferred will have only the rights and duties set forth herein and will have no fiduciary or similar rights and duties, and (c) no holder of Series CC Preferred or any affiliate or associate thereof will have any liabilities or obligations to any other person or entity, including without limitation any other holder of Series CC Preferred or any other class or series of capital stock of the Corporation, by reason of the giving or withholding of any vote or consent hereunder or otherwise, it being the expectation and intention that such vote or consent will be so given or withheld in the sole discretion of such holder regardless of the effect thereof on any other person or entity.

                   2.10.14. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series CC Preferred will be deemed contract rights enforceable by them, including without limitation, by one or more actions for specific performance.

                   2.10.15. Rule 144A Information Requirement. For so long as any shares of Series AA Preferred remain outstanding, the Corporation shall make available, upon the request of any holder of Series AA Preferred, to such holder or beneficial owner or prospective purchaser of Series AA Preferred, in connection with any proposed sale thereof, the information required to be delivered pursuant to Rule 144A under the Securities Act."

                                      III.

         All other provisions of the Articles of Incorporation shall remain in full force and effect.

                                       IV.

         This Amendment to the Articles of Incorporation was duly adopted on June 30, 1999 by the Board of Directors of the Corporation without shareholder approval (which was not required) in accordance with the provisions of Section 14-2-602(d) of the Code.





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                                       16

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer as of the ____ day of July, 1999.



                                                    By:
                                                        ------------------------
                                                        Name:
                                                        Title:



                                       17